Exhibit 15.2
ENVOY COMMUNICATIONS GROUP INC.
Compensation Committee Charter
I.	Purpose
The purpose of the Compensation Committee is to assist the Board of Directors in its oversight responsibilities relating to:
A.	the compensation, nomination, evaluation and succession of the Officers of the Company;

B.	the administration of the Company’s Stock Option/Stock Appreciation Right Plan; and

C.	the review of executive compensation disclosure.
II.	Duties and Responsibilities
The Compensation Committee shall perform the functions customarily performed by compensation committees and any other functions assigned by the Board of Directors. In particular, the Compensation Committee shall have the following duties and responsibilities:
A.	Officers
1.	Consider and recommend for approval by the

Board of Directors the appointment of the Chief Executive Officer and all other Officers of the Company.

2.	Review with the Chief Executive Officer management’s assessment of existing management resources and plans for ensuring that qualified personnel will be available as required for succession to Officers, and to report on this matter to the Board of Directors at least once each year.

3.	Review and assess annually in conjunction with the Board of Directors the performance of the Chief Executive Officer against pre-set specific performance criteria approved by the Compensation Committee.

4.	Review with the Chief Executive Officer the annual performance assessments of all other Officers, and to report annually to the Board of Directors on these assessments.

B.	Compensation
1.	Oversee and recommend for approval by the Board of Directors the Company’s executive compensation policy and to specifically consider and recommend annually for approval by the independent directors of the Board of Directors all forms of compensation for the Chief Executive Officer.

2.	Oversee the Company’s annual report on executive compensation for inclusion in the Company’s public disclosure documents, in accordance with applicable rules and regulations.

3.	Review with the Chief Executive Officer any proposed major changes in organization or personnel.

4.	Review any proposed major changes in the Company’s benefit plans, except for the Company’s pension plans, and to recommend for approval any change requiring Board of Directors action.
C.	Oversight of the Company’s Stock Option/Stock Appreciation Right Plan
1.	Review, report and, where appropriate, provide recommendations to the Board of Directors on the Company’s Stock Option/Stock Appreciation Right Plan.

2.	On the recommendation of the Chief Executive Officer, consider and, where appropriate, approve stock option and stock appreciation right grants in accordance with the Company’s Stock Option/Stock Appreciation Right Plan.
III.	Evaluation of the Compensation Committee and Report to Board of Directors
A.	The Compensation Committee shall evaluate and review with the Board of Directors, on an annual basis, the performance of the Compensation Committee.

B.	The Compensation Committee shall review and discuss with the Board of Directors, on an annual basis, the adequacy of the Compensation Committee mandate.

C.	The Compensation Committee shall report to the Board of Directors periodically on the Compensation Committee’s activities.
IV.	Outside advisors
The Compensation Committee shall have the authority to engage outside counsel and other outside advisors as it deems appropriate to assist the Compensation Committee in the performance of its functions. The Company shall provide appropriate funding for such advisors as determined by the Compensation Committee.

V.	Membership
The Compensation Committee shall consist of such number of directors, in no event to be less than three, as the Board of Directors may from time to time by resolution determine. Each member of the Compensation Committee shall be independent of the Company as determined by the Board of Directors, in accordance with applicable laws, rules and regulations. The Chairman of the Compensation Committee shall be appointed by the Board of Directors.
VI.	Term
The members of the Compensation Committee shall be appointed by resolution of the Board of Directors to hold office from the time of their appointment until the next annual general meeting of the shareholders or until their successors are so appointed.
VII.	Procedures for meetings
The Compensation Committee shall fix its own procedure at meetings and for the calling of meetings. The Compensation Committee shall meet in executive session, at each regularly scheduled meeting in the absence of management.
IX.	Quorum and voting
Two members of the Compensation Committee, one of which shall be the Chairman, shall constitute a quorum for the transaction of business at a meeting. For any meeting at which the regular Compensation Committee Chairman is absent, the Chairman shall be replaced by another member of the Compensation Committee who shall be named by the other members among themselves. At a meeting, any question shall be decided by a majority of the votes cast by the Compensation Committee members, except where only two members are present, in which case any question shall be decided unanimously.
IX.	Secretary
Unless otherwise determined by the Compensation Committee, the Corporate Secretary of the Company shall be the Secretary of the Compensation Committee.
X.	Vacancies
Vacancies at any time occurring shall be filled by resolution of the Board of Directors.

XI.	Records
The Compensation Committee shall keep such records as it may deem necessary of its proceedings and shall report regularly its activities and recommendations to the Board of Directors as appropriate.